American National Can Group, Inc.

                       1999 Long-Term Stock Incentive Plan

1.       The Plan

a) Purpose. The purpose of the Long-Term Stock Incentive Plan (the "Plan") is to promote the longer-term financial success of American National Can Group, Inc. (the "Company") by providing a means to attract, retain and reward individuals who contribute to long-term success or who are selected as having the future potential to contribute to long-term success. By using stock-based compensation, the recipients of awards under the Plan will further identify their interests with those of the Company's shareowners.

b) Effective Date. To serve this purpose, the Plan will become effective upon its adoption by the Board and approval by the shareholders of the Company, provided, however, that in no event shall the Plan become effective until immediately prior to the occurrence of the initial public offering of the Company's Common Stock.

2.       Administration

a) Committee. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company. All grants under the Plan shall be made by a Grant Committee consisting of those members of the Compensation Committee who are both "outside directors" as defined for purposes of
     Section 162(m) of the Internal Revenue Code and regulations thereunder and "non employee directors" as defined for purposes of Section 16 of the Securities Exchange Act of 1934.

b) Powers and Authority. The Committee's powers and authority include, but are not limited to, selecting individuals to participate in the Plan from among the Eligible Employees (defined below); determining the types and terms and conditions of all awards granted, including performance and other earnout and/or vesting contingencies; permitting transferability of awards to third parties; interpreting the Plan's provisions; and administering the Plan in a manner that is consistent with its purpose. The Committee has authority to modify the Plan where appropriate to meet international legal, securities and/or labor regulations.

c) Eligible Employees. Includes any employee of the Company and any subsidiary of the Company or other entity in which the Company has a significant equity or other interest as determined by the Committee. An award may be granted to an employee, in connection with hiring, retention or otherwise, prior to the date the employee first performs services for the Company or its subsidiaries, provided that such awards shall not become vested prior to the date the employee first performs such services.

d) Award Agreement. An award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Committee shall, in its sole discretion, prescribe. The terms and conditions of any award to any participant shall be reflected in a written document, the form of which will be determined by the Committee. A copy of such document will be provided to the participant, and the Committee may, but need not require that the participant sign a copy of the document. Such document is referred to in the Plan as an "Award Agreement" regardless of whether any participant signature is required.

e) Award Prices. For Plan purposes, all stock options and stock appreciation rights shall have an exercise price which shall reflect at least the average traded price (which for purposes of this Plan shall be defined to mean the average of the high and low trading prices on the applicable date) of a share of the common stock of the Company, par value $0.01 per share ("Share") on the applicable date as determined by the Committee, or if Shares are not traded



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     on such date, the average price on the next preceding day on which such stock is traded. The applicable date shall be the date on which the award is granted, except that the Committee may provide that the applicable date may be: (i) the day on which an award recipient was hired, promoted or such similar singular event occurred, provided that the grant of such award occurs within 90 days following such applicable date; or (ii) in the case of a stock option or stock appreciation right granted retroactively in tandem with, or as a substitution for, another previously granted stock option or stock appreciation right, the applicable date for such prior award. Except as provided for in Section 3(d), the per Share exercise price of any stock option or stock appreciation right may not be decreased after the grant of the award, and a stock option or stock appreciation right may not be surrendered as consideration in exchange for the grant of a new award with a lower per Share exercise price.



3.       Shares Subject to the Plan

a) Maximum Shares Available for Delivery. Subject to Section 3(c), the maximum number of Shares that may be delivered to participants and their beneficiaries under the Plan shall be equal to the sum of (i) 7,000,000 and
     (ii) up to 7,000,000 additional Shares, if authorized by the Company's Board of Directors, which are reacquired in the open market or in a private transaction after the effective date of this Plan using proceeds from stock option exercises. In addition, any Shares granted under the Plan which are forfeited back to the Company because of the failure to meet an award contingency or condition shall again be available for delivery pursuant to new awards granted under the Plan. Any Shares covered by an award (or portion of an award) granted under the Plan, which is forfeited or canceled, expires or is settled in cash, shall be deemed not to have been delivered for purposes of determining the maximum number of Shares available for delivery under the Plan. Likewise, if any stock option is exercised by tendering Shares, either actually or by attestation, to the Company as full or partial payment in connection with the exercise of a stock option under this Plan or any prior plan of the Company, only the number of Shares issued net of the Shares tendered or withheld to settle tax liability shall be deemed delivered for purposes of determining the maximum number of Shares available for delivery under the Plan. Further, Shares issued under the Plan through the settlement, assumption or substitution of outstanding awards or obligations to grant future awards as a condition of the Company acquiring another entity shall not reduce the maximum number of Shares available for delivery under the Plan.

b) Other Plan Limits. Subject to Section 3(c), the following additional maximums are imposed under the Plan. The maximum number of Shares that may be covered by stock options intended to comply with Section 422 of the Internal Revenue Code ("incentive stock options") shall be 1,000,000. The maximum number of Shares that may be issued in conjunction with awards granted pursuant to Section 4(d) shall be 800,000 plus up to an additional 800,000 to the extent that such Shares are reacquired by the Company pursuant to Section 3(a). The maximum number of shares that may be covered by awards granted to any one individual pursuant to Sections 4(b) and 4(c) shall be 800,000 during any consecutive three calendar years. The maximum payment that can be made for awards granted to any one individual pursuant to Sections 4(d) or 4(e) shall be $2,000,000 for any single or combined performance goals established for a specified performance period. If a payment under Sections 4(d) or 4(e) is made in Shares, the value of such Shares for determining this maximum individual payment amount will be the closing price of a Share on the first day of the applicable performance period. A specified performance period for purposes of this performance goal payment limit shall not exceed a sixty (60) consecutive month period.



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c)   Payment Shares. Subject to the overall limitation on the number of Shares that may be delivered under the Plan, the Committee may use available Shares as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company, including the plan of any entity acquired by the Company.

d) Adjustments for Corporate Transactions. The Committee may determine that a corporate transaction has affected the price per Share such that an adjustment or adjustments to outstanding awards are required to preserve (or prevent enlargement of) the benefits or potential benefits intended at time of grant. For this purpose a corporate transaction will include, but is not limited to, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares, or other similar occurrence. In the event of such a corporate transaction, the Committee may, in such manner as the Committee deems equitable, adjust (i) the number and kind of shares which may be delivered under the Plan pursuant to Sections 3(a) and 3(b); (ii) the number and kind of shares subject to outstanding awards; (iii) the exercise price of outstanding stock options and stock appreciation rights; (iv) any other adjustments the Committee determines to be equitable.


4.       Types of Awards

a) General. An award may be granted singularly, in combination with another award(s) or in tandem whereby exercise or vesting of one award held by a participant cancels another award held by the participant. Subject to
     Section 2(e), an award may be granted as an alternative to or replacement of an existing award under the Plan or under any other compensation plans or arrangements of the Company, including the plan of any entity acquired by the Company. The types of awards that may be granted under the Plan include:

b) Stock Option. A stock option represents a right to purchase a specified number of Shares during a specified period at a price per Share which is no less than that required by Section 2(e). A stock option may be in the form of an incentive stock option or in a form, which does not qualify for favorable federal tax treatment. The Shares covered by a stock option may be purchased by means of a cash payment or such other means as the Committee may from time-to-time permit, including (i) tendering (either actually or by attestation) Shares valued using the market price at the time of exercise, (ii) authorizing a third party to sell Shares (or a sufficient portion thereof) acquired upon exercise of a stock option and to remit to the Company a sufficient portion of the sale proceeds to pay for all the Shares acquired through such exercise and any tax withholding obligations resulting from such exercise; (iii) crediting towards the purchase price amounts from individuals' deferred compensation account balances, including accrued dividend equivalent balances; or (iv) any combination of the above.

c) Stock Appreciation Right. A stock appreciation right is a right to receive a payment in cash. Shares or a combination, equal to the excess of the aggregate market price at time of exercise of a specified number of Shares over the aggregate exercise price of the stock appreciation rights being exercised.

d) Stock Award. A stock award is a grant of Shares or of a right to receive Shares (or their cash equivalent or a combination of both) in the future. Each stock award shall be subject to such conditions, restrictions and contingencies as the Committee shall determine. These may include continuous service and/or the achievement of performance goals. The performance goals that may be used by the Committee for such awards shall consist of cash generation targets, profit, revenue and market share targets, profitability targets as measured by return



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     ratios, and shareholder returns. The Committee may designate a single goal criterion or multiple goal criteria for performance measurement purposes with the measurement based on absolute Company or business unit performance and/or on performance as compared with that of other publicly-traded companies.

e) Cash Award. A cash award is a right denominated in cash or cash units to receive a payment which may be in the form of cash, Shares or a combination, based on the attainment of pre-established performance goals and such other conditions, restriction and contingencies as the Committee shall determine. The performance goals that may be used by the Committee for such awards shall consist of cash generation targets, profits, revenue and market share targets, profitability targets as measured by return ratios and shareholder returns. The Committee may designate a single goals criterion or multiple goals criteria for performance measurement purposes with the measurement based on absolute Company or business unit performance and/or on performance as compared with that of other publicly-traded companies.


5.       Award Settlements and Payments

a) Dividends and Dividend Equivalents. An award may contain the right to receive dividends or dividend equivalent payments, which may be paid either currently or credited to a participant's account. Any such crediting of dividends or dividend equivalents or reinvestment in Shares may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Share equivalents.

b) Payments. Awards may be settled through cash payments, the delivery of Shares, the granting of awards or combination thereof as the Committee shall determine. Any award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any award payment. Subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred Share equivalents.

6.       Plan Amendment and Termination.

a) Amendments. The Company's Board of Directors may amend this Plan as it deems necessary and appropriate to better achieve the Plan's purpose provided, however, that (i) the Share limitations set forth in Sections 3(a) and 3(b) cannot be increased and (ii) the minimum stock option and stock appreciation right exercise prices set forth in Section 2(e) cannot be changed, unless such a plan amendment is properly approved by the Company's shareowners.

b) Plan Suspensions and Terminations. The Board of Directors of the Company may suspend or terminate this Plan at any time. Any such suspension or termination shall not of itself impair any outstanding award grant under the Plan or the applicable participant's rights regarding such award.

7.       Miscellaneous

a) No Individual Rights. No person shall have any claim or right to be granted an award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee or other person any right to continue to be employed by or to perform services for the Company, any subsidiary or related entity. The right to terminate the employment of or



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     performance of services by any Plan participant at any time and for any reason is specifically reserved to the employing entity.

b) Binding Arbitration. Any dispute or disagreement regarding participation and/or an award recipient's rights under the Plan shall be settled solely by binding arbitration in accordance with the applicable rules of the American Arbitration Association.

c) Unfunded Plan. The Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any participant or beneficiary of a participant. To the extent any person holds any obligation of the Company by virtue of an award granted under the Plan, such obligation shall merely constitute a general unsecured liability of the Company and accordingly shall not confer upon such person any right, title or interest in any assets of the Company.

d) Other Benefit and Compensation Programs. Unless otherwise specifically determined by the Committee, settlements of awards received by participants under the Plan shall not be deemed a part of a participant's regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan or severance program. Further, the Company may adopt other compensation programs, plans or arrangements as it deems appropriate.

e) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any award, and the Committee shall determine whether cash shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled.